Exhibit 23.3

CLARKSONS
RESEARCH & PUBLICATIONS DIVISION	12 CAMOMILE STREET LONDON EC3A 7BP TELEPHONE: 020-7334-0000 FAX: 020-7623-00539 crs@clarksons.co.uk www.clarksons.co.uk
6th July 2004

TOP Tankers Inc.
109-111 Messogion Avenue
Politia Centre,
Athens 115 26 GR

Gentlemen:

        Reference is made to the Form F-1 registration statement (the "Registration Statement") relating to the initial public offering of common stock of TOP Tankers Inc. (the "Company"). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us set forth in sections of the Registration Statement entitled "Prospectus Summary" "The International Tanker Industry" and "Business". We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

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  some information in our database is derived from estimates or subjective judgments;

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  the information in the database of other maritime data collection agencies may differ from the information in our database; and

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  while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled "Experts".

CLARKSONS RESEARCH STUDIES
By:	/s/ CLIFF TYLER
	Name:	Cliff Tyler
	Title:	Director
Dated: 6/07/04
ESTABLISHED 1852
H. Clarkson & Company Limited Registered Office as above England No. 152738